Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TRANZYME, INC.

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Tranzyme, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth the following proposed amendment (the “Amendment”) to the Corporation’s certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at a special meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, ARTICLE I of the Certificate of Incorporation is hereby amended, effective upon the “Effective Time” (as defined in the Certificate of Incorporation), by deleting ARTICLE I in its entirety and inserting the following paragraph in lieu thereof:

“The name of the Corporation is Ocera Therapeutics, Inc.”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 15th day of July, 2013.

TRANZYME, INC.

By:	/s/ Vipin K. Garg

Vipin K. Garg, PhD

President and Chief Executive Officer